Exhibit 99.1

Treace Medical Concepts Appoints New Directors

PONTE VEDRA, Fla. – September 27, 2022—Treace Medical Concepts, Inc. (“Treace” or the “Company”) (NasdaqGS: TMCI), a medical technology company driving a fundamental shift in the surgical treatment of hallux valgus (commonly known as bunions), today announced the appointment of Lance E. Berry and Jane E. Kiernan to its board of directors, effective October 1, 2022.

“With decades of combined experience leading medical device companies, Lance and Jane strengthen the expertise of our Company’s board of directors,” said James T. Treace, the Company’s Chairman of the Board. “Our executive leadership and board look forward to their support and guidance through our next phase of growth, as we continue to implement our commercial strategies and penetrate our $5 billion market opportunity.”

Lance Berry said, “It is a pleasure to collaborate with the board and management of Treace, as the Company continues to drive growth and increased market penetration of its Lapiplasty® system. I look forward to working with the Company on ongoing business investments and initiatives to continue its growth and momentum.”

Mr. Berry has nearly two decades of financial leadership experience in the medical device industry. Mr. Berry joined Wright Medical Group N.V. in 2002 as Corporate Controller and was promoted to various roles culminating in the roles of Senior Vice President and Chief Financial Officer from December 2009 to January 2019 and Executive Vice President, Chief Financial and Operations Officer from January 2019 to November 2020. Before joining Wright Medical, he was an accountant in the auditing division of Arthur Andersen, LLP, from 1995 to 2002. He currently serves on the board of directors of Vapotherm, a publicly traded developer and manufacturer of advanced respiratory technology, and Priveterra Acquisition Corp, a medical technology SPAC. Mr. Berry is a Certified Public Accountant (inactive) and received both a bachelor’s degree in accounting and his master’s degree in accounting from the University of Mississippi.

Jane Kiernan added, “Treace is uniquely positioned in the market with its proprietary Lapiplasty® system advancing the standard of care in the surgical treatment of bunions, supported by a growing body of clinical evidence. I am gratified to lend my expertise to the board and management of Treace, as we continue to address a large market opportunity with a system designed to surgically correct the root cause of the bunion.”

Ms. Kiernan has over 30 years of executive and management leadership in healthcare with both public and private companies. She joined Surgimatix, Inc., a privately held medical device company, as Chief Business Officer in 2020 and became its Chief Executive Officer and a board member in February 2022. In January 2018, Ms. Kiernan cofounded K2 Biotechnology Ventures, an organization engaged in developing and commercializing university and medical center innovations. From 2001 to 2017, Ms. Kiernan held executive or general management positions with Salter Labs, Baxter Healthcare Corporation and Allegiance Healthcare Corporation. She currently serves on the board of directors of Axonics Modulation Technologies, a publicly traded medical technology company developing products for women with bladder and bowel dysfunction. Ms. Kiernan holds a B.S. degree in business from Southern Methodist University.

About Treace Medical Concepts

Treace Medical Concepts, Inc. is a medical technology company with the goal of advancing the standard of care for the surgical management of bunion deformities and related midfoot correction. Bunions are complex 3-dimensional deformities that originate from an unstable joint in the middle of the foot and affect approximately 65 million Americans, of which Treace estimates 1.1 million are annual surgical candidates. Treace has pioneered and patented the Lapiplasty® 3D Bunion Correction™ system – a combination of instruments, implants, and surgical methods designed to surgically correct all 3 planes of the bunion deformity and secure the unstable joint, addressing the root cause of the bunion and helping patients get back to their active lifestyles. Treace recently expanded its offering with the Adductoplasty™ Midfoot Correction System, designed for reproducible surgical correction of the midfoot to provide further support to hallux valgus patients. For more information, please visit www.treace.com.

Contacts:

Treace Medical Concepts

Mark L. Hair

Chief Financial Officer

mhair@treace.net

(904) 373-5940

Investors:

Gilmartin Group

Lynn Lewis or Vivian Cervantes

IR@treace.net